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                                                                   EXHIBIT 10.24


                                                   January 11, 2000


PERSONAL AND CONFIDENTIAL

Mr. Mark P. Frissora
1170 Elm Tree Road
Lake Forest, IL 60045

Dear Mr. Frissora:

          On behalf of Tenneco Automotive Inc. (the "Company"), I am pleased to set forth and confirm the terms and conditions of your service as Chief Executive Officer of the Company:

1. Commencement. Except as specifically provided herein, the terms and conditions hereof will be effective immediately upon the signing hereof. You will report to and serve at the pleasure of the Board of Directors of the Company (the "Board").

2. Base Salary. Effective on January 1, 2000, you will be paid a base salary of $640,000.00 per year, which will be subject to such increases as may from time to time be approved by the Board or such committee of the Board to which such power has been delegated (the "Committee"), payable according to the regular pay schedule for salaried employees.

3. Annual Bonus. You will be eligible for an annual performance bonus. Commencing with calendar year 2000, your annual target bonus will be, at least, $590,000.00, subject to fulfillment of performance goals as determined by the Board or Committee.


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4.             Performance Shares, Stock Options, Restricted Stock and Stock
     Equivalent Units. At the time of Spin-off, you will be granted 75,000 performance shares under the Company's Stock Ownership Plan (the "Plan"), subject to fulfillment of performance goals as determined by the Committee. At the time of the Spin-off, you will be granted under the Plan an option to purchase 375,000 shares of Company stock, subject to terms and conditions set by the Committee under the Plan. You have received a restricted stock grant of 68,385 shares and one-third of such restricted stock will vest on each of the first three anniversaries of the Spin-off if you continue to become employed by the Company on such anniversary. The grants described herein are without prejudice to your receipt of additional grants as determined by the Board or the Committee under the Plan. The number of shares set forth above with respect to the performance share and stock option awards is after giving effect to the proposed one-for-five reverse stock split. You are granted 150,000 stock equivalent units for the year 2000. This grant is payable in January 2001.

5. Executive Benefit Plans. You will be a participant in all employee benefit plans applicable to salaried employees generally and all executive compensation structures applicable to senior executives.

6. Perquisite Allowance. You will receive an annual perquisites allowance of $40,000 which you may receive in either cash, perquisites, or a combination at your election.

7.             Vacation. You will receive four weeks vacation per year.

8. Key Employee Pension Plan. You will retain your special benefit under the Company's Supplemental Executive Retirement Plan (the "SERP"). You will be a participant in the Company's Key Employee Pension Plan.

9. Change in Control. You will participate in the Company's Change in Control Severance Benefit Plan for Key Executives (the "Change in Control Plan"); provided, that your cash severance benefit under the Change in Control Plan will be 3) times the total of your then base salary plus your highest target bonus over the last 3 years of your employment and provided further that all of your outstanding awards under the Plan, referred to in Section 4 above, will be treated as exercisable, earned at target and vested, as the case may be, immediately upon the Change in Control as that term is defined in the Change in Control Plan.


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10.            Severance. If your employment is terminated other than for death, disability, or non-performance of your duties, subject to your execution of a general release and such other documents as the Company may reasonably request; (a) you will be paid a severance benefit in an amount equal to two times the total of your then current base salary plus your bonus for the immediately preceding year; (b) subject to Board approval, all your outstanding awards under the Company's Stock Ownership Plan may vest and/or become exercisable on the date of your termination; (c) vested stock options you hold will remain exercisable for a period of not less than 90 days from your termination; and (d) the Company will continue to provide to you, for one year following the date of the termination of your employment, health and welfare benefits amounting to no less than the amount of health and welfare benefits you receive at the time your employment commences. COBRA continuation coverage will begin following this one year period.

     Tax Gross-Up Payment. If any portion of the payments described herein, and/or any other payments, shall be subject to the tax imposed by Section 4999 of the Internal Revenue Code (the portion of such payments which are subject to the Excise Tax being referred to herein as the "Payments"), the Company shall pay you, not later than the 30th day following the date you become subject to the Excise Tax, an additional amount (the "Gross-Up Payment") such that the net amount retained by you after deduction of the Excise Tax on such Payments and all federal, state, and local income tax; interest and penalties; and Excise Tax on the Gross-Up Payment, shall be equal to the amount which would have been retained by you had the payments not been subject to the Excise Tax.

          Please acknowledge your agreement of these terms by executing a copy of this letter in the space provided below and returning it to me.

                                   Sincerely,

                                   TENNECO AUTOMOTIVE INC.


                                   By: /s/ Roger B. Porter
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                                   Its: Chairman - Compensation Committee
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ACKNOWLEDGED AND ACCEPTED

/s/ Mark P. Frissora               Date:  3/13/00
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